Exhibit 2.1

Execution version

DATE: 16 DECEMBER 2024

KWOK YIU FAI

(郭耀輝)

(as Vendor A)

KWOK YIU KEUNG

(郭耀強)

(as Vendor B)

KWOK YIU WAH

(郭耀華)

(as Vendor C)

AND

K-TECH SOLUTIONS COMPANY LIMITED

(as Purchaser)

AND

K-MARK TECHNOLOGY LIMITED

(金電科技有限公司)

(as Company)

AGREEMENT FOR THE SALE AND PURCHASE

OF THE ISSUED SHARES IN

K-MARK TECHNOLOGY LIMITED

(金電科技有限公司)

THIS AGREEMENT is made this 16th day of December 2024

BETWEEN:

(1)	KWOK YIU FAI (郭耀輝), holder of Hong Kong Identity Card No. K528584(4) of Flat E, 58/F., Tower 1, Sorrento, Tsimshatsui, Kowloon, Hong Kong (“Vendor A”);

(2)	KWOK YIU KEUNG (郭耀強), holder of Hong Kong Identity Card No. K350496(4) of Flat D, 45/F., Tower 3, The Waterfront, 1 Austin Road West, Tsimshatsui, Kowloon, Hong Kong (“Vendor B”);

(3)	KWOK YIU WAH (郭耀華), holder of Hong Kong Identity Card No. Z422318(8) of Flat A, 7/F., Court D, Tower 2, The Horizon, 18 Fo Chun Road, Pak Shek Kok, Tai Po, New Territories, Hong Kong (“Vendor C” and collectively with Vendor A and Vendor B, the “Vendors”);

(4)	K-TECH SOLUTIONS COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability and having its registered address at Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands (the “Purchaser”); and

(5)	K-MARK TECHNOLOGY LIMITED (金電科技有限公司), a company incorporated in Hong Kong with limited liability and having its registered address at Flat A, 7/F., Mai On Industrial Building, 17-21 Kung Yip Street, Kwai Chung, New Territories, Hong Kong (the “Company”).

RECITALS:

(A)	The Company is a company incorporated in Hong Kong with limited liability and as at the date hereof, has an issued and paid up share capital of HK$30,000.00 divided into 30,000 shares. Further particulars of the Company are set out in Schedule 1.

(B)	The Vendors are the registered and beneficial owners of the Sale Shares (as hereinafter defined), being 30,000 shares of the Company, representing the total issued shares of the Company. The Sale Shares are held as to 10,000 shares of the Company by each of Vendor A, Vendor B and Vendor C respectively, each representing approximately 33.33% of the total issued shares of the Company.

(C)	For the purpose of rationalising the group and shareholding structure of the Company in connection with the proposed listing of the Purchaser, the Vendors agreed to sell, and the Purchaser has agreed to purchase the Sale Shares subject to and upon the terms and conditions set out in this Agreement such that upon Completion (as defined below), the Company shall become a wholly-owned subsidiary of the Purchaser.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the words and expressions specified below shall have the meanings attributed to them below.

“Business Day”	a day on which licensed banks in Hong Kong are open for business (excluding Saturday, Sunday or public holiday) during their normal business hours

“Companies Ordinance”	Companies Ordinance (Cap. 622 of the laws of Hong Kong)
“Completion”	completion of the sale and purchase of the Sale Shares pursuant to Clause 4 and Schedule 2 of this Agreement
“Completion Date”	the date of this Agreement or such later date as agreed by the parties hereto
“Consideration”	shall have the meaning ascribed to it in Clause 3

“Consideration Share(s)”	Means 19,470,000 new ordinary shares of the Purchaser of par value US$0.0001 each
“Encumbrance(s)”

any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other adverse interest, encumbrance or condition whatsoever

“Hong Kong”	Hong Kong Special Administrative Region of the People’s Republic of China

“Incorporation Date”	4 November 2016
“Sale Shares”	the 30,000 shares in the Company, representing all the issued shares of the Company, to be sold to the Purchaser by the Vendors pursuant to the terms and conditions of this Agreement
“Warranties”	the representations, warranties and undertakings of the Vendors set out in Clause 5 and Schedule 3
1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa; references to the masculine gender shall include the feminine gender and neuter gender and words denoting persons shall include any body of persons corporate or unincorporated.

1.3	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.4	References in this Agreement to Recitals, Clauses and Schedules are to recitals, clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5	The expression “Vendor A”, “Vendor B”, “Vendor C” and “the Vendors” and the expression “the Purchaser” includes their respective successors and assigns.

1.6	References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.7	All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person or entity are given or entered into jointly and severally.

2.	SALE AND PURCHASE

2.1	Upon and subject to the terms and conditions of this Agreement, the Vendors as the registered and beneficial owners of the Sale Shares, shall sell, and the Purchaser, in reliance upon the Warranties, shall purchase the Sale Shares free from all claims and Encumbrances of any kind whatsoever and together with all rights attached, accrued or accruing thereto and together with all dividends and distributions (if any) declared made or paid or agreed to be made or paid thereon or in respect thereof on or after the date hereof.

2.2	Each of the Purchaser and the Vendor shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares are completed simultaneously.

2.3	The Vendors hereby waives all rights of pre-emption (if any) over any of the Sale Shares conferred by the articles of association of the Company, any shareholders agreement or in any other way.

3.	CONSIDERATION

The aggregate Consideration for the sale and purchase of the Sale Shares shall be 19,470,000 Consideration Shares which shall be allotted and issued by the Purchaser, credited as fully paid and free from all claims and Encumbrances and together with all rights and advantages upon Completion to the Vendors in the following manner:

Vendor:	Number of Sale Shares:	Number of Consideration Shares:
Vendor A	10,000	6,490,000
Vendor B	10,000	6,490,000
Vendor C	10,000	6,490,000

4.	COMPLETION

4.1	Upon and subject to the terms and conditions of this Agreement, Completion of the sale and purchase of the Sale Shares shall take place at the office of the Company, on the Completion Date and each party hereto shall perform all (but not some) of his respective obligations set out in Schedule 2.

4.2	Notwithstanding anything herein provided, if the Completion Date and/or any of the date(s) stipulated for payment herein shall fall on a day which is not a Business Day or shall fall on a day on which typhoon signal No.8 or above or black rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. to 5:00 p.m., such date for Completion or such date(s) stipulated for payment (as the case may be) shall automatically be postponed to the next Business Day or such next succeeding Business Day on which no typhoon signal No.8 or above or black rainstorm warning signal is hoisted as aforesaid (as the case may be).

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendors hereby represent, warrant and undertake to the Purchaser that the Vendors have the right and authority to transfer to the Purchaser with effect from Completion full legal and beneficial interest in the Sale Shares free from all claims and Encumbrances whatsoever and together with all rights attached, accrued or accruing thereto and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendors or any of the Company’s property or assets.

5.2	The Vendors hereby represent, warrant and undertake that each of the statements set out in Clause 5 and in Schedule 3 are as at the date hereof and will at all times up to and including the Completion Date, be true, accurate and correct in all material respects and the Vendors shall be deemed to have repeated the same at Completion.

5.3	Each of the Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

6.	EXPENSE

6.1	Nothing in this Agreement contained shall be so construed as to prevent either the Vendors or the Purchaser from bringing an action and obtaining a decree for specific performance of this Agreement in addition to the damages as the party bringing such action may have sustained by reason of the breach by the other party of this Agreement.

6.2	Subject to the foregoing, all stamp duty (if any) payable in respect of the sale and purchase of the Sale Shares shall be borne by the Purchaser.

6.3	Each party to this Agreement shall bear his/its own legal costs relating thereto.

7.	Confidentiality

(a)	Each of the parties agrees to keep confidential without limit in point of time (or for so long as may be permitted by law), and under no circumstances to disclose to any person or use any Confidential Information of the other party arising from or in connection with this Agreement, and in the case of the Vendors, any Confidential Information of the Company, unless the disclosure or use of such information is expressly permitted by the prior consent of the party or the Company to which such information belongs.

(b)	Notwithstanding Clause 7(a), the confidentiality and non-use obligation under Clause 7(a) shall not apply to:

(i)	any information obtained from any party which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of the recipient or using party;

(ii)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council);

(iii)	any information which is required to be disclosed pursuant to any legal process issued by any competent court or tribunal, whether in Hong Kong or elsewhere; and

(iv)	any information disclosed by any party to his banker(s), financial adviser(s), consultant(s) and legal or other adviser(s) for the purpose of this Agreement; and

(v)	legal representatives, accountants and auditors.

For the purposes of this Clause 7, “Confidential Information” in relation to a party shall mean:

(a)	the subject matter and terms (including the consideration terms) of this Agreement; and

(b)	any information (which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone) which is proprietary and confidential to a party.

8.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior understandings, transactions, communications, statements and agreements whether oral or written between the parties relating to the subject matter hereof.

9.	ASSIGNMENT

None of the parties hereto shall assign or transfer any of his/its rights, benefits and obligations under this Agreement without the prior written consent of the other parties.

10.	TIME OF ESSENCE

Any date or period mentioned in any Clause may be extended by mutual written agreement between the parties hereto, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

11.2	Each party hereto irrevocably agrees that the courts of Hong Kong shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

12.	FURTHER ASSURANCE

The Vendors undertake to the Purchaser that they will at the request of the Purchaser do all such further acts and things and execute all such further deeds and documents as may be reasonably requested by the Purchaser to carry into or to give legal effect to the provisions of this Agreement and the transactions hereby contemplated.

13.	MISCELLANEOUS

13.1	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion insofar as the same shall not have been fully implemented at Completion or relate to matters which are to operate after Completion.

13.2	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

14.	SUCCESSORS AND ASSIGNS

14.1	This Agreement shall be binding upon each party's successors and permitted assigns.

14.2	Each party hereto shall not assign any of his/its rights and/or obligations hereunder to any other party without the prior written consent of the other parties to this Agreement.

15.	COUNTERPARTS

This Agreement may be signed in any number of copies or counterparts, each of which when so signed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

16.	NOTICES AND PROCESS AGENT

16.1	Any notice or other communication given, or to be given, pursuant to this Agreement shall be in writing, sent or delivered to the following address or email address:

To Vendor A:	Address:	Flat E, 58/F., Tower 1, Sorrento, Tsimshatsui, Kowloon, Hong Kong
	Email:	ricky@k-mark.com

To Vendor B:	Address:	Flat D, 45/F., Block 3, The Waterfront, 1 Austin Road West, Tsimshatsui, Kowloon, Hong Kong
	Email:	kenneth@k-mark.com

To Vendor C:	Address:	Flat A, 7/F., Court D, Tower 2, The Horizon, 18 Fo Chun Road, Pak Shek Kok, Tai Po, New Territories, Hong Kong
	Email:	johnnykwok@k-mark.com

To the Company	Address:	Flat A, 7/F., Mai On Industrial Building, 17-21 Kung Yip Street, Kwai Chung, New Territories, Hong Kong
	Attn:	The Board of the Directors

To the Purchaser	Address:	Flat A, 7/F., Mai On Industrial Building, 17-21 Kung Yip Street, Kwai Chung, New Territories, Hong Kong:
	Attn:	The Board of the Directors

or such other address as may be notified by such party to the others.

16.2	Any notice or other communications shall be deemed to have been received if sent by email, on the date of transmission; or if delivered personally, when delivered; if sent by post, 7 days if overseas and 48 hours if local after the date of posting.

16.3	Reference to writing shall include a notice or communication by email.

17.	NO WAIVER

No failure or delay by any parties hereto in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

18	RIGHTS OF THIRD PARTIES

Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) to enforce or enjoy the benefit of any provisions of this Agreement.

SCHEDULE 1

THE COMPANY

1.	Date of Incorporation:	4 November 2016

2.	Place of Incorporation:	Hong Kong

3.	Business Registration No.:	66863917

4.	Company Name:	K-MARK TECHNOLOGY LIMITED金電科技有限公司

5.	Issued Capital:	30,000 shares

6.	Director:	KWOK YIU KEUNG (郭耀強)
KWOK YIU WAH (郭耀華)
HUI SUK MAN (許淑敏)
KWOK TSZ HIM (郭梓謙)

7.	Financial Year End:	31 March

8.	Registered Office:	Flat A, 7/F., Mai On Industrial Building, 17-21 Kung Yip Street, Kwai Chung, New Territories, Hong Kong

9.	Shareholders:

	Name of Shareholder	Shareholding
	KWOK YIU FAI (郭耀輝)	10,000 shares (33.33%)
	KWOK YIU KEUNG (郭耀強)	10,000 shares (33.33%)
	KWOK YIU WAH (郭耀華)	10,000 shares (33.33%)

10.	Subsidiary:	Nil

SCHEDULE 2

COMPLETION REQUIREMENTS RELATING TO THE TRANSACTION

1.	Obligations of the Vendors

At Completion, each of the Vendors shall:

(a)	deliver to the Purchaser a duly executed instrument of transfer and sold note in favour of the Purchaser in respect of the Sale Shares and the valid share certificate in respect thereof;

(b)	deliver to the Purchaser all the statutory and minute books and registers of the Company which shall be written from the Incorporation Date up to (but not including) the Completion Date, the Company chop, common seal, Certificate of Incorporation, Business Registration Certificate, together with copies of the memorandum and articles of association or other constitutional documents of the Company, all unissued share certificates, books of account (all complete and written up to but not including the Completion Date), copies of all tax return(s) filed and related correspondence (if any) and all other documents, papers and records of the Company; and

(c)	an application for the Consideration Shares (in or substantially in the form as set out in Schedule 4) duly signed by each of the Vendor for the allotment and issue of the Consideration Shares to the Vendor pursuant to Clause 3.

2.	Obligations of the Purchaser

At Completion, the Purchaser shall deliver to the Vendors:

(a)	a copy, certified as true and complete by a director of the Purchaser, of resolutions of the board of directors of the Purchaser approving this Agreement and other documents necessary for the purpose of effecting the transactions contemplated thereunder including but not limited to the allotment and issue of the Consideration Shares to the Vendors, and authorising a person or persons to execute this Agreement and other documents incidental thereto and contemplated thereby (under the common seal of the Purchaser, where appropriate) for and on its behalf;

(b)	certificates of the Consideration Shares issued in the names of the Vendors; and

(c)	duly executed instruments of transfer and bought notes in respect of the Sale Shares.

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES

1.	Corporation Status

1.1	The matters stated in the Recitals to this Agreement are true and accurate.

1.2	The Company has been duly incorporated and constituted, and is legally subsisting under the laws of Hong Kong. The Company has the requisite corporate power and authority to own its assets and to carry on its business as now being conducted. There has been no resolution, petition or order for the winding-up of the Company. No receiver has been appointed in respect of the Company and there is no scheme or arrangement entered into with the creditors of the Company.

1.3	The Company has complied with all applicable laws and not received any notice of any application for the rectification of its register of members and no written notice has been received that any of the statutory books or records of the Company are incorrect or should be rectified, or if any such notice has been received and not been cancelled or withdrawn, the relevant register of members, statutory books or records have been rectified.

1.4	All returns, resolutions and constitutional documents (if any) required to be filed with the relevant government, tax and other regulatory authorities by the Company under applicable laws have been filed.

1.5	No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

1.6	The Company has at all relevant times maintained in existence.

1.7	The information and particulars in respect of the Company set out in Schedule 1 are true and accurate in all respects.

2.	Shareholders and Share Capital

2.1	The Vendors have full power and authority and has taken all actions necessary to execute and deliver and to exercise his rights and perform his obligations under this Agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on the Vendors in accordance with their terms.

2.2	The Sale Shares comprise 30,000 shares, representing the total issued share capital of the Company, and there is and will not be in issue or allotment of any other shares, debentures, warrants, options or securities of any description before Completion.

2.3	The Company is not under any contracts, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue, allotment, transfer, redemption or repayment of any shares, debentures, warrants, options, or other similar securities.

2.4	The Company does not have any subsidiary or any shareholding or other interests in any other company, partnership, firm or other entity.

2.5	The Vendors are the legal and beneficial owners of the Sale Shares, free from all liens, charges, pledges, options, contracts, pre-emption rights, third party rights and equities, and Encumbrances of whatever nature and the Sale Shares are freely transferrable by the Vendors without the consent, approval, permission, licence or concurrence of any third party except the directors of the Company.

SCHEDULE 4

APPLICATION FOR CONSIDERATION SHARES

Date:

To:	The Board of Directors

K-TECH SOLUTIONS COMPANY LIMITED (the “Company”)

Dear Sirs,

Application for the Consideration Shares

I refer to the agreement dated 16 December 2024 (the “Agreement”) and entered into among K-Tech Solutions Company Limited (the “Purchaser”) as purchaser, Kwok Yiu Fai, Kwok Yiu Keung and Kwok Yiu Wah (the “Vendors”) as vendors and the Company in relation to the sale and purchase of the entire issued share capital of K-Mark Technology Limited. Unless the context otherwise requires, expressions defined in the Agreement have the same meanings where used in this letter.

Pursuant to and in accordance with the terms of the Agreement, the Purchaser and the Vendors have completed the sale and purchase of the Sale Shares on the date hereof.

Pursuant to the terms of the Agreement, I am entitled to be allotted and issued 6,490,000 new ordinary shares of par value US$0.0001 each in the share capital of the Company (being the Consideration Shares referred to in the Agreement), credited as fully paid, to myself on the date hereof in satisfaction of the Consideration for transfer of 10,000 Sale Shares to the Vendor pursuant to the terms of the Agreement.

I hereby request the Company to allot and issue the said shares to me and to register my name and address on the register of members of the Company in accordance with the memorandum of association and articles of association of the Company. I agree to take the said shares subject to the memorandum of association and articles of association of the Company and authorise the Company to deliver the share certificate(s) of the Consideration Shares applied for to me. For the purpose of the record of the Company, I authorise you to enter my full name and address set out below in the register of members of the Company:

Name:	[*]

Address:	[*]

I designate the following telephone and facsimile numbers and e-mail address for service of notice of all members’ meetings. Notice by telephone or facsimile to either of the said numbers or electronic mail to the stated e-mail address will constitute good and sufficient notice to me and I agree to advise you of any change in these particulars:

E-mail address:

Name: [*]

IN WITNESS, this Agreement is executed by the parties hereto on the day and year first above written.

SIGNED by	)
)
KWOK YIU FAI	)
郭耀輝	)
(as Vendor A))
)
in the presence of :-)

SIGNED by	)
)
KWOK YIU KEUNG	)
郭耀強	)
(as Vendor B))
)
in the presence of :-)

SIGNED by	)
)
KWOK YIU WAH	)
郭耀華	)
(as Vendor C))
)
in the presence of :-)

SIGNED by	)
)
for and on behalf of	)
K-TECH SOLUTIONS COMPANY LIMITED	)
(as the Purchaser))
)
in the presence of :-)
)

SIGNED by	)
)
for and on behalf of	)
)
K-MARK TECHNOLOGY LIMITED	)
金電科技有限公司	)
(as the Company))
)
in the presence of :-)